Exhibit 107.1
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Flotek Industries, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Equity	Common Stock, $0.0001 par value per share	457(c) and (h)	2,800,000(1)	$1.19(2)	$3,332,000(2)	.0000927	$308.88(2)
Total Fees Previously Paid							$308.88
Total Fee Offsets							$0
Net Fee Due							$308.88

(1)	Represents 2,800,000 of common stock that became available for issuance on June 6, 2021 under the Company’s 2018 Long-Term Equity Plan.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act, on the basis of the average of the high and low sales price of the Company’s common stock as reported on the New York Stock Exchange on May 10, 2022.
(3)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement covers any additional shares of the Registrant's common stock that become issuable under the 2018 Long-Term Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.